Exhibit 10.4

October 27, 2002

DDS Holdings, Inc.
150 East Palmetto Park Road
Suite 501
Boca Raton, Florida 33432

Re: Transfer of and Sale Restrictions on Shares Held by Peter Goldstein

Dear Ladies and Gentlemen:

                                    The undersigned, a shareholder, director and officer of Black Diamond Industries Inc., a Florida corporation (the "Company"), in order to induce DDS Holdings Inc. ("DDS") to enter into a reverse take-over transaction with the Company pursuant to the terms of the share exchange agreement by and between the Company and DDS, dated October, 27, 2002, (the "Share Exchange Agreement") and in recognition of the benefit that such transactions will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agrees with DDS that he will on the Closing date, as defined in the Share Exchange Agreement, irrevocably transfer, of the common stock of the Company held by him (the "Common Stock"), 13,564,350 shares of Common Stock to the treasury of the Company and will not (i) for 90 days from the date hereof (the "Lockup Period") offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise dispose of or transfer any shares of Common Stock held by them, or (ii) commencing upon the termination of the Lockup Period and ending 1 year from the termination of the Lockup Period (the "First Bleedout Period") offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise dispose of or transfer in any 30 day period more than 12,500 shares of Common Stock, or (iii) commencing upon the termination of the First Bleedout Period and ending 270 days from the termination of the First Bleedout Period (the "Second Bleedout Period") offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise dispose of or transfer in any 30 day period more than 20,000 shares of Common Stock. The undersigned further agrees that they will not (i) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any shares of Common Stock held by them, during the Lockup Period, or (ii) during the First Bleedout Period, enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, if the number of shares of Common Stock underlying such transaction together with sales of Common Stock would cause the undersigned to sell, in any 30 day period, more than 12,5000 shares of Common Stock, or (iii) during the Second Bleedout Period, enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, if the number of shares of Common Stock underlying such transaction together with the sales of Common Stock would cause the undersigned to sell, in any 30 period more than 20,000 shares of Common Stock.

                                    Following, the termination of the Second Bleedout Period the undersigned will no longer be bound by this letter agreement.

                                    In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this letter agreement. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of any Common Stock or securities convertible into or exercisable for Common Stock in violation of this letter agreement.

                                    The undersigned intends to be legally bound hereby.

Very truly yours,

Signature: /s/ Peter Goldstein
Peter Goldstein